Exhibit 10.46

Description of O’Sullivan Key Employee Retention Plan

        Pursuant to O’Sullivan’s Key Employee Retention Plan, certain O’Sullivan employees (“KERP employees”) could potentially receive a total of up to approximately $1.1 million in cash over time. If any of the KERP employees is terminated or resigns prior to the date on which an applicable KERP payment becomes due, such employee no longer shall be eligible to receive any payment thereunder. In addition, certain of O’Sullivan’s other employees (who are not among the KERP employees) shall be eligible to receive payments from a $200,000 discretionary pool; approximately $63,000 of such discretionary pool has already been targeted for 15 of O’Sullivan’s employees. Except with respect to payments from the discretionary pool, O’Sullivan does not intend to substitute or add employees in the event that any of the KERP employees no longer is employed by O’Sullivan as of the date that a payment thereunder becomes due and payable.

        The KERP employees are divided into two tiers, with one tier, consisting of four members of O’Sullivan’s most senior management, potentially receiving a total cash payment equal to 37.5% of their annual salary (representing up to $636,150 in the aggregate), and a second tier, consisting of approximately 16 other key employees, potentially receiving a total cash payment equal to 25% of their annual salary (representing up to $482,294 in the aggregate). The payments are divided into a retention component and an incentive component.

        The maximum potential aggregate amount of the KERP’s retention component is $520,758. Fifty percent of the retention component shall be paid upon the earlier of the effective date of O’Sullivan’s modified second amended plan of reorganization or June 30, 2006, and the remaining 50% thereof shall be paid upon the earlier of September 30, 2006 or 90 days after the effective date, in each case to those of the KERP employees who are still employed by O’Sullivan on such date.

        The maximum potential aggregate amount of the KERP’s incentive component is $597,686. The incentive component of the KERP is tied to two separate and distinct financial performance goals, with each goal pertaining to one-half of the incentive component: (a) a net sales for FY 2006 and (b) earnings before interest, taxes, depreciation, amortization and restructuring expenses for FY 2006. If 100% of either such goal is achieved, then 100% of the incentive-based KERP amount with respect to each such goal (i.e., up to $298,843) will be paid; if greater than or equal to 90% and less than 100% of either such goal is achieved, then 75% of the incentive-based KERP amount with respect to such goal will be paid; if greater than or equal to 80% and less than 90% of either such goal is achieved, then 50% of the incentive-based KERP amount with respect to such goal will be paid; and if less than 80% of either such goal is achieved, then none of the incentive-based KERP amount with respect to such goal will be paid. The incentive component of the KERP will be paid to those of the KERP employees then employed by O’Sullivan on the earlier of (a) the completion of an audit of O’Sullivan’s FY 2006 financial statements or (b) 90 days after the end of FY 2006 (subject to O’Sullivan’s approval of the FY 2006 financial statements).

        For those KERP employees in Tier I, the incentive component shall be 75% and the retention component shall be 25% of their total potential KERP payments. O’Sullivan will have the discretion to decide what portion, if any, of the payments otherwise payable with respect to O’Sullivan’s current President and Chief Executive Officer will be paid under the circumstances. For those KERP employees in Tier II, the incentive component shall be 25% and the retention component shall be 75% of their total potential KERP payments.